Exhibit 99.1

NEWS RELEASE

CANYON BANCORP

DECLARES FIVE PERCENT STOCK

DIVIDEND

PALM SPRINGS, CA: November 27, 2007 – The Board of Directors of Canyon Bancorp (OTCBB: CYBA), the parent company of Canyon National Bank, today announced a five percent stock dividend, according to the Bank’s President and Chief Executive Officer, Stephen G. Hoffmann.

The dividend, declared by the Bank’s Board of Directors on November 27, 2007, will be payable to shareholders of record as of December 11, 2007, and will be issued on or about December 26, 2007.

Since 2002, the Company has declared a total of six 5% stock dividends plus a two for one stock split in 2004. Hoffmann said, “Based on the Canyon Bancorp’s earnings and capital, the Board of Directors is pleased to be able to reward shareholders in 2007 with this seventh stock dividend.”

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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Further information can be obtained at the bank’s Web site: www.CanyonNational.com or by calling Jonathan J. Wick, Executive Vice President, CFO & COO at 760-325-4442.